Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Raymond A. Low
Chief Financial Officer
(510) 683-5900

Leslie Green
Green Communications Consulting, LLC
(650) 312-9060

AXT, Inc. Announces Fourth Quarter 2010 Financial Results

•	Q4 FY 2010 Net Revenues: $26.9 million

•	Q4 FY 2010 GAAP Gross Margin: 39.8 percent

•	Q4 FY 2010 GAAP Net Income: $4.9 million; $0.15 per share (diluted)

FREMONT, Calif., Feb 23, 2011 – AXT, Inc. (NasdaqGM: AXTI), a leading manufacturer of compound semiconductor substrates, today reported financial results for the fourth quarter ended December 31, 2010.

Fourth Quarter 2010 Results
Revenue for the fourth quarter of 2010 was $26.9 million, flat compared with $26.8 million in the third quarter of 2010, and 51% up from $17.8 million in the fourth quarter of 2009.

Total gallium arsenide (GaAs) substrate revenue was $18.7 million for the fourth quarter of 2010, compared with $19.2 million in the third quarter of 2010, and $12.6 million in the fourth quarter of 2009. Indium phosphide (InP) substrate revenue was $1.1 million for the fourth quarter of 2010, compared with $955,000 in the third quarter of 2010, and $513,000 in the fourth quarter of 2009. Germanium (Ge) substrate revenue was $3.4 million for the fourth quarter of 2010 compared with $2.3 million in the third quarter of 2010 and $1.9 million in the fourth quarter of 2009. Raw materials sales were $3.5 million for the fourth quarter of 2010, compared with $4.4 million in the third quarter of 2010 and $2.8 million in the fourth quarter of 2009.

Gross margin was 39.8 percent of revenue for the fourth quarter of 2010. By comparison, gross margin in the third quarter of 2010 was 39.3 percent of revenue. Gross margin was 33.9 percent of revenue for the fourth quarter of 2009.

Operating expenses were $5.1 million in the fourth quarter of 2010, compared with $3.8 million in the third quarter of 2010. Operating expenses in the fourth quarter of 2009 were $3.0 million.

AXT, Inc. 4281 Technology Drive Fremont, CA 94538 Tel: 510.683.5900 Fax: 510.353.0668 www.axt.com.

AXT, Inc. Announces Fourth Quarter 2010 Results
February 23, 2011

Income from operations for the fourth quarter of 2010 was $5.6 million compared with income from operations of $6.7 million in the third quarter of 2010, and income from operations of $3.1 million in the fourth quarter of 2009.

Net interest and other income for the fourth quarter of 2010 was $422,000, which included an unrealized foreign exchange gain of $242,000. This compares with net interest and other income of $468,000 in the third quarter of 2010, which included an unrealized foreign exchange gain of $210,000, and net interest and other expense of $92,000 in the fourth quarter of 2009, which included an unrealized foreign exchange loss of $163,000.

Net income in the fourth quarter of 2010 was $4.9 million or $0.15 per diluted share compared with net income of $5.6 million or $0.17 per diluted share in the third quarter of 2010, and with a net income of $2.8 million or $0.09 per diluted share in the fourth quarter of 2009.

Management Qualitative Comments
“2010 was a year of tremendous execution for AXT,” said Morris Young, chief executive officer.  “Revenue for the year increased by more than 72 percent from 2009; our gross margins performance improved by more than 1300 basis points and our net income grew by $20.5 million.  These results reflect healthy growth in our markets as well as continued gains, outstanding product quality and tremendous operational execution across our entire organization.  While we are experiencing some near-term softness in the Taiwanese LED market and expect seasonality in our first quarter semi-insulating gallium arsenide revenues, we believe that we will see sequential growth in our business beginning again in the second quarter, driven by positive secular trends in the demand for wireless devices, LEDs and photovoltaics, as well as gains in our positioning within various customers in our market.”

Outlook for First Quarter, Ending March 31, 2011
AXT estimates revenue for the first quarter will be between $24.0 million and $25.0 million, which is 28% greater than the actual first quarter of 2010. The company estimates that net income per share will be between $0.11 and $0.13, which takes into account our weighted average share count of approximately 32.6 million shares.

Conference Call
The company will host a conference call to discuss these results on February 23, 2011 at 1:30 p.m. PST. The conference call can be accessed at (719) 325-2467 (passcode 3611456). The call will also be simulcast on the Internet at www.axt.com. Replays will be available at (719) 457-0820 (passcode 3611456) until March 2, 2011. Financial and statistical information to be discussed in the call will be available on the company’s website immediately prior to commencement of the call. Additional investor information can be accessed at http://www.axt.com or by calling the company’s Investor Relations Department at (510) 683-5900.

About AXT, Inc.

AXT designs, develops, manufactures and distributes high-performance compound and single element semiconductor substrates comprising gallium arsenide (GaAs), indium phosphide (InP) and germanium (Ge) through its manufacturing facilities in Beijing, China.  In addition, AXT maintains its sales, administration and customer service functions at its headquarters in Fremont, California.  The company’s substrate products are used primarily in lighting display applications, wireless communications, fiber optic communications and solar cell. Its vertical gradient freeze (VGF) technique for manufacturing semiconductor substrates provides significant benefits over other methods and enabled AXT to become a leading manufacturer of such substrates. AXT has manufacturing facilities in China and invests in five joint ventures in China producing raw materials. For more information, see AXT’s website at http://www.axt.com.

AXT, Inc. Announces Fourth Quarter 2010 Results
February 23, 2011

Safe Harbor Statement

The foregoing paragraphs contain forward-looking statements within the meaning of the Federal Securities laws, including statements regarding our outlook for the first quarter of 2011, the current and long-term growth and trends in the demand for our products, the outlook for sales of wireless devices and the adoption of and investment in LED technology, the change in the composition of our revenues by product, and the positioning of the company in terms of capacity, raw material access and cost-structure within the industry.  These forward-looking statements are based upon specific assumptions that are subject to uncertainties and factors relating to the company’s operations and business environment, which could cause actual results of the company to differ materially from those expressed or implied in the forward-looking statements contained in the foregoing discussion. These uncertainties and factors include but are not limited to: overall conditions in the markets in which the company competes; global financial conditions and uncertainties; market acceptance and demand for the company’s products; the impact of factory closures or other events causing delays by our customers on the timing of sales of our products; and other factors as set forth in the company’s annual report on Form 10-K and other filings made with the Securities and Exchange Commission.  Each of these factors is difficult to predict and many are beyond the company’s control. The company does not undertake any obligation to update any forward-looking statement, as a result of new information, future events or otherwise.

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FINANCIAL TABLES TO FOLLOW

AXT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

Revenue	$26,866	$17,836	$95,493	$55,364
Cost of revenue	16,169	11,784	58,998	41,495
Gross profit	10,697	6,052	36,495	13,869

Operating expenses:
Selling, general and administrative	4,167	2,574	13,972	13,389
Research and development	911	394	2,339	1,569
Restructuring charge	-	-	-	507
Total operating expenses	5,078	2,968	16,311	15,465
Income (loss) from operations	5,619	3,084	20,184	(1,596)
Interest income (expense), net	37	60	53	177
Other income (expense), net	385	(152)	2,462	385

Income (loss) before provision for income taxes	6,041	2,992	22,699	(1,034)
Provision for income taxes	646	(42)	2,323	471
Net income (loss)	5,395	3,034	20,376	(1,505)

Less: Net income (loss) attributable to noncontrolling interest	(496)	(257)	(1,723)	(393)
Net income (loss) attributable to AXT, Inc.	$4,899	$2,777	$18,653	$(1,898)

Net income (loss) attributable to AXT, Inc. per common share:
Basic	$0.16	$0.09	$0.60	$(0.07)
Diluted	$0.15	$0.09	$0.57	$(0.07)

Weighted average number of common shares outstanding:
Basic	31,061	30,647	31,008	30,500
Diluted	32,614	31,322	32,512	30,500

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AXT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	December 31,	December 31,
	2010	2009
Assets:
Current assets
Cash and cash equivalents	$23,724	$16,934
Short-term investments	17,251	18,469
Accounts receivable, net	23,076	15,362
Inventories, net	35,986	27,718
Prepaid expenses and other current assets	4,090	2,411
Total current assets	104,127	80,894

Property, plant and equipment, net	24,240	20,853
Other assets	11,884	6,199

Total assets	$140,251	$107,946

Liabilities and stockholders' equity:
Current liabilities
Accounts payable	$7,094	$5,571
Accrued liabilities	7,745	4,566
Current portion of long-term debt	-	76
Total current liabilities	14,839	10,213

Long-term debt, net of current portion	-	420
Other long-term liabilities	5,608	62
Total liabilities	20,447	10,695

Stockholders' equity:
Preferred stock	3,532	3,532
Common stock	190,053	187,901
Accumulated deficit	(82,477)	(101,130)
Other comprehensive income	4,652	4,300
Total AXT, Inc. stockholders' equity	115,760	94,603

Noncontrolling interest	4,044	2,648
Total stockholders' equity	119,804	97,251

Total liabilities and stockholders' equity	$140,251	$107,946